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                                                                      EXHIBIT 21

                LIST OF REGISTRANT'S SUBSIDIARIES AND AFFILIATES


   1.    Universal Forest Products Eastern Division, Inc., a Michigan
         Corporation.

   2.    Universal Forest Products Western Division, Inc., a Michigan
         Corporation.

   3.    Shoffner Holding Company, Inc., a Michigan Corporation.

   4. Universal Forest Products Shoffner LLC, a Michigan Limited Liability Company.

   5.    Consolidated Building Components, Inc., a Pennsylvania Corporation.

   6.    Universal Forest Products of Canada, Inc., a Canadian Corporation.

   7. Universal Forest Products Mexico Holdings, S. de R.L. de C.V., a Mexican Corporation.

   8.    Nascor Incorporated, a Canadian Corporation (57% owned).

   9.    Universal Truss, Inc., a Michigan Corporation.

  10. Pinelli Universal, S. de R.L. de C.V., a Mexican Corporation (45% owned).

  11.    Universal Forest Products - FSC, Inc., a Barbados Corporation.

  12.    Universal Forest Products Holding Company, Inc., a Michigan
         Corporation.

  13. D&R Framing Contractors, L.L.C., a Michigan Limited Liability Company (50% owned).

  14.    Nascor Structures, Inc., a Nevada Corporation.

  15.    UFP Real Estate, Inc., a Michigan Corporation.

  16.    Universal Forest Products Nova Scotia ULC, a Canadian Corporation.

  17.    ECJW Holdings Ltd., a Canadian Corporation.

  18.    Universal Forest Products Canada Limited Partnership.

  19.    Universal Forest Products Indiana Limited Partnership.

  20.    Universal Forest Products Texas Limited Partnership.

  21.    Euro-Pacific Building Materials, Inc., an Oregon Corporation.

  22.    Universal Forest Products Reclamation Center, Inc., a Michigan
         Corporation.

  23.    Syracuse Real Estate, L.L.C., a Michigan Limited Liability Company.

  24.    Universal Consumer Products, Inc., a Michigan Corporation.

  25. UFP Insurance Ltd., an exempted company organized under the laws of Bermuda.